BRITISH COLUMBIA

Ministry of Finance
Corporate and Personal
Property Registries

Number: BC0686829

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that TCH MINERALS INC. changed its name to RIPPLE LAKE MINERALS INC. on May 13, 2004, at 03:46 PM Pacific Time.

Issued under my hand at Victoria, British Columbia

On May 13, 2004

JOHN S. POWELL

Registrar of Companies

Province of British Columbia

Canada